Exhibit 10.28

[SOLOMON TECHNOLOGIES, INC. LETTEHEAD]

May 28, 2004

Mr. Peter W. DeVecchis, Jr.

40 Countryside Drive

Rocky Hill, CT 06067

RE: Solomon Technologies, Inc.

Dear Peter:

Confirming our recent discussions regarding Solomon Technologies, Inc. (STI or the Company), the Company is pleased to offer you the position of President. In this capacity you will have full and complete responsibility for all of the Company’s operations and will report directly to the Company’s Board of Directors.

Our offer of employment to you consists of the following:

Base Salary:	$125,000 per annum.

Vacation:	Three (3) weeks per year.

Restricted Stock:	100,000 shares of restricted stock vested over five (5) years in equal annual installments of 20,000 shares with the first vesting occurring on the first anniversary of your employment with the Company. Upon your termination for “cause”, as defined herein, all unvested shares are forfeited. Upon termination other than for “cause” during the first five (5) months of your employment, all unvested shares are forfeited. Upon termination other than for “cause” after your first five (5) months of employment, one half of all remaining unvested shares shall become immediately vested.

If the Company undergoes a “change of control”, which for the purposes of this agreement shall mean a sale or transfer, in one transaction, of 51% or more of the issued and outstanding shares, all of your unvested shares shall become immediately vested. Nothing in this paragraph shall be construed to mean that the normal public trading of the Company’s shares or one or more secondary offerings of the Company’s shares, irrespective of the seller or the amount of shares sold, shall constitute a “change of control”.

Benefits:	Standardbenefits offered to all other employees.

Bonus:	$75,000 to be earned upon the achievement of mutually agreeable goals.

You understand that employment with STI is offered for no specific or fixed period of time, and that employment can be terminated by either you or STI at any time for any reason or no reason, not specifically prohibited by law. Notwithstanding the foregoing, the Company agrees, to provide a limited severance as follows:

Termination for “cause”:	No severance of any kind.

Involuntary termination by STI:	Three (3) months of severance during the first five (5) months of your employment and six (6) months of severance thereafter, with all severance being paid at your then current rate of annual salary and being paid though a continuation of periodic salary payments at normal payroll periods until the severance is completely paid.

Should you be involuntary terminated as a result of a “change of control” at any time after your first five (5) months of employment, you shall receive one (1) year of severance with all severance being paid at your then current rate of annual salary and being paid though a continuation of periodic salary payments at normal payroll periods until the severance is completely paid.

For the purposes of this letter, “cause” shall mean gross negligence, gross misconduct, breach of fiduciary duty to the Company or its shareholders, or indictment or arrest for any criminal offenses, by you.

As a condition of your employment, you will be required to sign a copy of the Company’s Nondisclosure and Noncompete Agreement on your start date with us. This offer is contingent on the Company, at its option, conducting a thorough background investigation satisfactory to STI, in its sole and absolute discretion.

We are pleased that you have decided to join STI. There are many challenges ahead which, together, we can translate into a successful venture for all.

I look forward to your starting with us during the first week of May. Please acknowledge your agreement and acceptance of the terms of this letter by signing where indicated below and returning an original for my files.

Very truly yours, SOLOMON TECHNOLOGIES, INC

/S/ GARY M. LASKOWSKI
Gary M. Laskowski
Chairman

/S/ PETER W. DEVECCHIS, JR.
Acknowledged and Agreed
Peter W. DeVecchis, Jr.

6/2/04

Date

GML/gms